Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
Integrated Corporate Relations, Inc.
http://www.joann.com
330/463-6865

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES RESULTS FOR FIRST QUARTER

• Same-store sales increase of 4.5%
• Earnings per diluted share improves to $0.12
• Company increases fiscal 2009 expectations

HUDSON, OH – May 28, 2008 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2009 first quarter ended May 3, 2008. Net earnings for the quarter were $3.0 million, or $0.12 per diluted share, versus a net loss of $1.7 million, or $0.07 loss per share in fiscal 2008.

Net sales for the first quarter increased 5.2% to $446.1 million from $424.2 million in the prior year. Same-store sales increased 4.5% compared with a 1.8% increase for the same period last year.

Large-format stores net sales for the quarter increased 5.0% to $230.2 million from $219.3 million last year. Same-store sales for large-format stores increased 3.3%, compared with an increase of 3.0% for the same period last year. Small-format stores net sales for the quarter increased 1.4% to $207.7 million from $204.9 million last year. Same-store sales performance for small-format stores increased 5.8% compared with an increase of 0.8% for the same period last year.

“I am very pleased with our first quarter results and encouraged to see so many initiatives from our Strategic Plan driving the improved performance.  This was our fifth consecutive quarter of same-store sales improvement and seventh consecutive quarter of increasing earnings per share.  The current economic environment remains uncertain, but we will continue to focus on executing our strategic initiatives and enhancing our competitive position to deliver balanced and consistent performance throughout fiscal 2009 and beyond,” said Darrell Webb, chairman, president and chief executive officer.

Operating Results

Gross margins for the first quarter decreased approximately 90 basis points to 46.4% from 47.3% in the first quarter of the prior year, largely due to the carryover of seasonal product sold through the month of February as well as the integration of the Joann.com business, which was acquired last November and has a lower margin than the Jo-Ann retail stores.

Selling, general and administrative expenses for the quarter declined to $184.5 million from $185.5 million last year. Selling, general and administrative expenses improved by approximately 230 basis points to 41.4% of net sales from 43.7% in the first quarter of the prior year due to expense leverage from the increase in sales as well as continued cost control efforts.

Operating profit for the first quarter was $7.4 million versus $0.1 million for the prior year’s first quarter.

Store Openings, Closings and Remodels

During the first quarter of fiscal 2009, the company closed one large-format store and one small-format store. For fiscal 2009, the company now expects to open approximately 20 to 23 new stores, up from the company’s prior expectation of 12 to 15 stores and close approximately 30 stores, up from the company’s prior expectation of 25 stores. This increase reflects the company’s decision to take advantage of opportunities in the real estate market.

During the first quarter of fiscal 2009, the company remodeled 12 stores, of which four were transitioned from a small-format to a large-format layout. The company expects to remodel approximately 25-30 stores during the year, of which five are expected to transition from a small-format to a large-format layout.

Fiscal 2009 Outlook

The company is updating its previously announced outlook for fiscal 2009. Based upon the company’s first quarter results, management’s operating assumptions for the remainder of the year, continued implementation of Jo-Ann Stores’ strategic growth plans and current uncertain economic conditions, the company expects year-over-year improvement in its performance in fiscal 2009. The key considerations underlying the company’s outlook for fiscal 2009 include:

•	Same-store sales growth of 1% to 3% for the year;

•	Gross margin rate improvement for the year;

•	Selling, general and administrative expense leverage improvement as a percentage of net sales for the year;

•	Capital expenditures for the full year of $50 to $55 million;

•	Earnings per diluted share in the range of $0.75 to $0.85 for the year versus the previously announced range of $0.70 to $0.85;

•	Weighted-average diluted share count of approximately 25.5 million shares for the year.

Conference Call on the Web

Investors will have the opportunity to listen to the first quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the bottom of our home page and click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 45979672.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 199 large-format stores and 573 small-format stores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended
	May 3,	May 5,
	2008	2007
(Dollars in millions, except per share data)
Net sales	$446.1	$424.2
Cost of sales	239.3	223.6

Gross margin	206.8	200.6
Selling, general and administrative expenses	184.5	185.5
Store pre-opening and closing costs	1.8	2.4
Depreciation and amortization	13.1	12.6

Operating profit	7.4	0.1
Interest expense, net	2.4	2.7

Income (loss) before income taxes	5.0	(2.6)
Income tax provision (benefit)	2.0	(0.9)

Net income (loss)	$3.0	$(1.7)

Income (loss) per common share – basic:	$0.12	$(0.07)
Income (loss) per common share – diluted:	$0.12	$(0.07)
Weighted average shares outstanding (in thousands):
Basic	24,542	24,039

Diluted	25,043	24,039

OTHER INFORMATION
Number of stores open at period end:
Small-format stores	573	605
Large-format stores	199	189

	772	794

Square footage at period end (000’s):
Small-format stores	8,347	8,898
Large-format stores	7,528	7,273

	15,875	16,171

Average square footage per store:
Small-format stores	14,567	14,707

Large-format stores	37,829	38,481

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	May 3,	May 5,	February 2,
	2008	2007	2008
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$57.9	$19.9	$25.4
Inventories	426.9	434.9	472.2
Deferred income taxes	25.6	38.3	26.4
Prepaid expenses and other current assets	23.3	27.7	23.8

Total current assets	533.7	520.8	547.8
Property, equipment and leasehold improvements, net	297.5	306.4	297.5
Goodwill, net	11.8	—	11.8
Other assets	11.8	10.1	12.3

Total assets	$854.8	$837.3	$869.4

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$138.7	$134.5	$145.3
Accrued expenses	85.4	72.0	97.1

Total current liabilities	224.1	206.5	242.4
Long-term debt	100.0	117.8	100.0
Long-term deferred income taxes	—	14.4	—
Lease obligations and other long-term liabilities	86.0	84.6	87.0
Shareholders’ equity	444.7	414.0	440.0

Total liabilities and shareholders’ equity	$854.8	$837.3	$869.4